Putnam Limited Duration Government Income Fund

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended November 30, 2006, Putnam
Management has assumed $6,225 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).

72DD1(000s omitted)	Class A		8,526
				Class B        2,644
				Class C		  342

72DD2(000s omitted)	Class M		  214
				Class R		    7
				Class Y		6,037

73A1				Class A		0.1807
				Class B		0.1507
				Class C		0.1433

73A2				Class M		0.1731
				Class R		0.1681
				Class Y		0.1931

74U1	(000s omitted)	Class A		40,129
				Class B		13,455
				Class C		 2,218

74U2	(000s omitted)	Class M		 1,154
				Class R		    43
				Class Y		32,060

74V1		Class A				5.03
		Class B				5.05
		Class C				5.03

74V2		Class M				5.06
		Class R				5.03
		Class Y				5.03

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information about Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.